Exhibit 99.B(a)(2)

                                                                                                                                                December 2001

M FUND, INC.

ARTICLES SUPPLEMENTARY

To the Articles of Incorporation

CLASSIFYING UNISSUED STOCK

ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF BUSINESS OPPORTUNITY VALUE FUND

(Pursuant to Sections 1-301 and 2-208 of the Maryland General Corporate Law)

M Fund, Inc., a Maryland corporation having its principal offices in Baltimore, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST:         The Board of Directors of the Corporation, at a meeting duly convened and held on August 24, 2001, adopted a resolution classifying 100,000,000 (one hundred million) unissued shares of the par value of One-Tenth of One Cent ($0.001) per share of the Common Stock of the Corporation as the Business Opportunity Value Fund (the “Fund”) by setting (before the issuance of such shares), the preferences, rights, voting powers, restrictions, limitations as to dividends, qualification or terms of redemption of, and the conversion or other rights thereof, as hereinafter set forth: furthermore pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article VI of the Articles of Incorporation, (which as hereafter amended or restated from time to time, are together with these Articles Supplementary herein called the “Articles”), the Board of Directors has, by resolution, authorized the issuance of 100,000,000 (one hundred million) shares of the Fund, par value $0.001 per share, as a separate class of the Common Stock of the Corporation.

SECOND:     A description of the shares so classified with the preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set or changed by the Board of Directors of the Corporation is as follows:

DESIGNATION AND DESCRIPTION

A class of 100,000,000 (one hundred million) shares of Common Stock, par value $0.001 per share, is hereby designated the “Business Opportunity Value Fund” (the “Fund”).  Each share of the Fund shall have all of the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in the Articles applicable to the Common Stock of the Corporation.

THIRD:     The shares of the aforesaid class have been duly classified and authorized for issuance by the Board of Directors pursuant to authority and power contained in the Articles of the Corporation.

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IN WITNESS WHEREOF, M Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on December 20, 2001.

M FUND, INC.

By:	/s/ Daniel F. Byrne
President
Daniel F. Byrne

Attest:

/s/ David W. Schutt
Secretary
David W. Schutt

                THE UNDERSIGNED, President of M FUND, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Articles, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to the Articles to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ Daniel F. Byrne
Daniel F. Byrne, President